EXHIBIT 1

                     JOINT FILING AGREEMENT

     The undersigned agree that the foregoing statement on
Schedule 13D is being filed with the Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1).



Dated:  May 24, 2000


                              /s/ Peter R. Ellis
                              Peter R. Ellis



                              /s/ Susanne Ellis
                              Susanne Ellis